               COMPLETE APPRAISAL IN A
               SUMMARY APPRAISAL REPORT

               BLANKENBAKER CENTER 1A
               11405 Bluegrass Parkway
               Jefferson County
               Louisville, Kentucky 40299

               PREPARED FOR:
               Mr. Neil Mitchell
               NTS
               10172 Linn Station Road
               Louisville, Kentucky 40223

               EFFECTIVE DATE OF THE APPRAISAL:
               December 31, 2001

               INTEGRA REALTY RESOURCES KENTUCKY-SOUTHERN INDIANA
               FILE NUMBER: 0700-0025-01-LOU(H)

March 4, 2002


Mr. Neil Mitchell
NTS
10172 Linn Station Road
Louisville, Kentucky  40223

SUBJECT:          Market Value Appraisal
                  Blankenbaker Business Center 1A (BBC1A)
                  11405 Bluegrass Parkway
                  Jefferson County
                  Louisville, Kentucky 40299
                  Integra Realty Resources Kentucky-Southern Indiana File No. 0700-0025-01-LOU(H)

Dear Mr. Mitchell:

We are pleased to transmit the summary report of a complete appraisal that was prepared on the referenced properties. The purpose of this appraisal is to derive an opinion of the market value of the leased fee estate of the property as of December 31, 2001, the effective date of the appraisal. Our opinion of market value is premised upon the assumptions and limiting conditions beginning on Page 3. The definition of market value is in Addendum A.

This report is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a summary appraisal report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in our file. The property was previously valued in December 1999 and is noted as Integra Chapman & Bell File Number 0300-47-99 LOU (G) dated March 31, 2000. The depth of discussion contained in this report is specific to the needs of the client and for the intended use as noted herein.

Blankenbaker Business Center 1A has 5.23 acres. The gross building area is 100,640 square feet.

Mr. Neil Mitchell
NTS
January 31, 2002
Page 2



Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the market value of the leased fee estate of the subject, as of December 31, 2001, is

                         BLANKENBAKER BUSINESS CENTER 1A
                   SIX MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($6,800,000).


The preceding value conclusion is subject to the following extraordinary assumptions and limiting conditions.


1. Financing is available to a credit-worthy purchaser for the subject property.

2.   The subject property is environmentally clean.

3. At the client's request, a market study was not performed. A review of the current market trends was made and is discussed within the highest and best use and in Integra Realty Resources Kentucky-Southern Indiana opinion meets the market study USPAP requirement.

4. For purpose of the appraisal, the physical and economic conditions observed at the time of the inspection of December 9, 2001 will be the basis of the valuation and assumed to be reflective as of the December 31, 2001 effective date.


If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA REALTY RESOURCES KENTUCKY-SOUTHERN INDIANA



Mark E. Mitchell, MAI                      George M. Chapman MAI, SRA, CRE
Kentucky General Certificate General       Kentucky General Certificate General
Real Property Appraiser #664               Real Property Appraiser #614


INTEGRA REALTY RESOURCES                                                                     TABLE OF CONTENTS
----------------------------------------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                                                      PAGE NO.
CERTIFICATION..........................................................................................1
ASSUMPTIONS AND LIMITING CONDITIONS....................................................................3
SUMMARY OF SALIENT FACTS AND CONCLUSIONS...............................................................6
GENERAL INFORMATION....................................................................................7
     Identification of Subject.........................................................................7
     Current Ownership, Sales History, Status..........................................................7
     Purpose, Property Rights and Effective Date.......................................................7
     Intended Use of the Appraisal.....................................................................7
     Scope of Appraisal................................................................................7
     Neighborhood Analysis.............................................................................9
     Office Market Analysis...........................................................................11
PROPERTY ANALYSIS.....................................................................................13
     Description and Analysis of the Land.............................................................13
     Real Estate Tax Analysis.........................................................................18
     Highest and Best Use Analyses....................................................................19
VALUATION ANALYSIS....................................................................................20
     Valuation Methodology............................................................................20
     Income Capitalization Approach...................................................................21
     Reconciliation...................................................................................30
ADDENDA
     Definitions....................................................................................Addendum A
     Legal Description..............................................................................Addendum B
     Subject Photographs............................................................................Addendum C
     Site Plan and Flood Map........................................................................Addendum D
     Financials and Property Information............................................................Addendum E
     DCF (ARGUS or Excel) Reports...................................................................Addendum F
     Letter of Authorization........................................................................Addendum G
     Qualifications of Appraiser(s).................................................................Addendum H
     Integra Realty Resources, Inc. Corporate Profile...............................................Addendum I








----------------------------------------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                  (C) 2002 BY INTEGRA KENTUCKY REALTY RESOURCES

INTEGRA REALTY RESOURCES                                           CERTIFICATION
--------------------------------------------------------------------------------



CERTIFICATION

We certify that, to the best of our knowledge and belief:

1.       The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. Our analyses, opinions, and conclusions have been developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of The Appraisal Foundation, and in accordance with the appraisal-related mandates within Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

8. Mark E. Mitchell, MAI has made a personal inspection of the property that is the subject of this report on December 31, 2001. George M. Chapman, MAI, SRA, CRE has not personally inspected the subject.

9. No one has provided significant professional assistance to the persons signing this report.

10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

11. The appraisers have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 1

INTEGRA REALTY RESOURCES                                           CERTIFICATION
--------------------------------------------------------------------------------


13. We have extensive experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

15. As of the date of this appraisal, Mark E. Mitchell, MAI and George M. Chapman, MAI, SRA, CRE have completed the requirements of the continuing education program of the Appraisal Institute.





Mark E. Mitchell, MAI                       George M. Chapman MAI, SRA, CRE
Kentucky General Certificate General        Kentucky General Certificate General
Real Property Appraiser #664                Real Property Appraiser #614





--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 2

INTEGRA REALTY RESOURCES                     ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------


ASSUMPTIONS AND LIMITING CONDITIONS

     In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable. Furthermore, there is no asbestos in the property.

4. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

     Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

1. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

2. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

3. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

4. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

5. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

6. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

7. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 3

INTEGRA REALTY RESOURCES                     ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------


8. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

9. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

10. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without the prior written consent of the appraisers.

11. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

12. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

13. No assurance is provided that the methodology and/or results of the appraisal will not be successfully challenged by the Internal Revenue Service. In particular, the methodology for appraising certain types of properties, including without limitation, government subsidized housing, which has been the subject of debate.

14. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

15. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

16. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

17. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of assumptions and limiting conditions.

18. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur;


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 4

INTEGRA REALTY RESOURCES                     ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

         therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

19. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

20. This appraisal report has been prepared for the exclusive benefit of NTS, 10172 Linn Station Road, Louisville, Kentucky. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

21. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

22. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

     The value conclusion is subject to the following extraordinary assumptions and limiting conditions.

1. Financing is available to a credit-worthy purchaser for the subject property.

2.       The subject property is environmentally clean.

3. At the client's request, a market study was not performed. A review of the current market trends was made and is discussed within the highest and best use and in Integra Realty Resources Kentucky-Southern Indiana opinion meets the market study USPAP requirement.

4. For purpose of the appraisal, the physical and economic conditions observed at the time of the inspection of December 9, 2001 will be the basis of the valuation and assumed to be reflective as of the December 31, 2001 effective date.


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 5



INTEGRA REALTY RESOURCES                                              SUMMARY OF SALIENT FACTS AND CONCLUSIONS
----------------------------------------------------------------------------------------------------------------


                                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


----------------------------------------------------------------------------------------------------------------
                                                OFFICE BUILDING
================================================================================================================
PROPERTY                                                      Blankenbaker Center 1A
                                                              11405 Bluegrass Parkway
                                                                Jefferson County
                                                              Louisville, Kentucky 40299
------------------------------------------------------------- --------------------------------------------------
CENSUS TRACT NUMBER                                           101.02
PROPERTY TAX IDENTIFICATION NUMBER (S)                        2239-0060-0000
------------------------------------------------------------- --------------------------------------------------
EFFECTIVE DATE OF THE APPRAISAL                               December 31, 2001
DATE OF THE REPORT                                            March 4, 2002
------------------------------------------------------------- --------------------------------------------------
OWNER OF RECORD                                               Blankenbaker Business Center Joint Venture
LAND AREA                                                     5.23 acres, 227,732 SF
GROSS BUILDING AREA (GBA)                                     100,640 SF
NET RENTABLE AREA (NRA)                                       96,926 SF
CURRENT OCCUPANCY                                             100%
YEAR BUILT                                                    1984
ZONING DESIGNATION                                            PEC Planned Employment Center
FLOOD PLAIN MAP PANEL NUMBER AND DATE                         2111C0095-D, February 2, 1994
FLOOD PLAIN DESIGNATION                                       Zone X
REAL ESTATE TAXES, YEAR 2001                                  $68,755, Status: Paid
HIGHEST AND BEST USE AS IMPROVED                              Continued office use
PROPERTY RIGHTS APPRAISED                                     Leased fee estate
ESTIMATED EXPOSURE TIME AND
     MARKETING PERIOD                                         12 to 18 months, 12 to 18 months
------------------------------------------------------------- --------------------------------------------------
MARKET VALUE INDICATIONS                                      Not Applicable
     COST APPROACH
     SALES COMPARISON APPROACH                                $6,500,000
     INCOME CAPITALIZATION APPROACH
         DISCOUNTED CASH FLOW ANALYSIS (DCF)                   $6,900,000
MARKET VALUE CONCLUSION                                       $6,800,000 $67.56 PER SQUARE FOOT.
------------------------------------------------------------- --------------------------------------------------




-------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 6

INTEGRA REALTY RESOURCES                                     GENERAL INFORMATION
--------------------------------------------------------------------------------


GENERAL INFORMATION

     IDENTIFICATION OF SUBJECT
              The subject, Blankenbaker Business Center 1A, consists of 5.23 acres. The gross building area of Blankenbaker Business Center is 100,640 square feet and is leased to a single tenant, Sykes Health Plan. The street address is 11405 Bluegrass Parkway, Louisville, Kentucky. It is further identified by the assessment office as Tax Block 2239, Lot 60 by the Jefferson County PVA. A complete legal description of the property is in Addendum B. Photographs of the subject are in Addendum C.

     CURRENT OWNERSHIP, SALES HISTORY, STATUS
         The subject is owned by Blankenbaker Business Center Joint Venture. To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale.

     PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE
         The purpose of this appraisal is to derive our opinion of the market value of the leased fee interest of the subject as of the effective date of the appraisal, December 31, 2001. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on December 31, 2001 by Mark
         E. Mitchell, MAI.

     INTENDED USE OF THE APPRAISAL
         This appraisal report has been prepared for Mr. Neil Mitchell, NTS, 10172 Linn Station Road, Louisville, Kentucky for use in portfolio valuation. It is not intended for any other use.

     SCOPE OF APPRAISAL
         As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

         - Physically inspected the subject and the surrounding neighborhood.

         - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

         - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 7

INTEGRA REALTY RESOURCES                                     GENERAL INFORMATION
--------------------------------------------------------------------------------


         - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

         - Prepared a summary appraisal report setting forth the conclusion derived in this analysis as well as a summary of the information upon which the conclusions are based.

         This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). Two of the three traditional approaches to value have been considered in this appraisal. The cost approach has not been utilized because of the age of the improvements and difficulty in estimating depreciation. The sales comparison approach has been reviewed, however, there are no substantial changes from the previous appraisal. The value from the sales comparison approach has been restated in this appraisal and the data and analysis are in the previous appraisal dated March 31, 2000, Integra Chapman and Bell File #0300-0047-99-LOU(G). Additional information regarding the appraisal methods used can be found in the individual sections of this report. Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum A.




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BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 8

INTEGRA REALTY RESOURCES                                   NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

     NEIGHBORHOOD ANALYSIS

         LOCATION
              The subject is located in the southwest quadrant of I-64 and Blankenbaker Parkway, within the Bluegrass/Blankenbaker Business Park. Access to I-64 is available 1.5 miles to the northeast and 1 mile to the northwest. Access throughout the area is average to good and demand is still adequate for this area, which is still the largest employment center outside the Louisville Central Business District.


         DEVELOPMENT CHARACTERISTICS SUMMARY
              The subject is located in a developed area along Bunsen Parkway. Currently there is light to medium industrial and office uses within a 1 mile radius of the subject. Employment creation has been in the service sector and impact has been realized in the retail and industrial sectors. The population is expected to grow approximately 1% to 2% per year. The predominant new growth is occurring north of I-64 and east of Watterson Trail.


         OUTLOOK AND CONCLUSIONS
              The neighborhood is in the stable to growth stage of its life cycle. Recent development activity has included industrial, office, service and retail. Given the history of the neighborhood and the growth trends, it is our opinion that the values in the subject neighborhood are expected to increase in the future.




--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                           PAGE 9

INTEGRA REALTY RESOURCES                                   NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------
NEIGHBORHOOD MAP


                         [PICTURE OF NEIGHBORHOOD MAP]






--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 10

INTEGRA REALTY RESOURCES                                  OFFICE MARKET ANALYSIS
--------------------------------------------------------------------------------

     OFFICE MARKET ANALYSIS
         The strength of any market depends on supply and demand. Based on the age, location and quality of construction of the subject, the market generally considers it a Class B to Class B- office building. The subject has currable functional obsolescence in the event the building were vacated by the present tenant because of the single-tenant building design.


         SUBMARKET OVERVIEW
              The subject is within Jefferson County in the city of Jeffersontown, Kentucky, and is impacted by overall market conditions for this general area. The area is known as Blankenbaker Business Park and has over 1.1 million square feet office/office flex type space. The average overall vacancy rate as of October 2001 was 7.82% as compared to 10% for the Louisville MSA. Average effective rental rates have reportedly are from $13 per square foot varying on space quality and lease type as of October 2001..


              DEMAND ANALYSIS
                  The prospects for the market area to have an increased demand for office users in the short term is unlikely because of current economic conditions. However, the long-term forecast is continued demand because of the location characteristics of the office park relative to interstate freeways and high-income households.


         OFFICE MARKET ANALYSIS CONCLUSIONS
              Supply and demand factors indicate that in the short term, the office market will reflect modest change in the net absorption of office space. This should have no significant impact on the subject. We are of the opinion that the most likely buyer for the subject could be an owner-user or investor.


         EXPOSURE TIME AND MARKETING PERIOD
              Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market.

              We have reviewed office/industrial sales in Louisville and throughout Kentucky and the region. There is a correlation between the age and size of a facility as to its marketing period for sale or lease. The primary factors impacting this event is the time required to actually locate a user that is large enough to occupy the building; desires to be located at that community; and the availability of the local labor force. Additionally, the price has to be low enough that the new user will accept or overlook the short comings of the older building (i.e. low ceilings, poor functional layout, etc.) that wouldn't be present in a new building or in a build to suit situation.


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 11

INTEGRA REALTY RESOURCES                                  OFFICE MARKET ANALYSIS
--------------------------------------------------------------------------------

              Our estimated exposure time is 12 to 18 months, based primarily on comparable sales, the local regional economy and interviews with brokers.

              Assuming professional marketing to potential purchasers of the subject type at or near the market value concluded in this report, we estimate a marketing period of 12 months.






--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 12

INTEGRA REALTY RESOURCES                    DESCRIPTION AND ANALYSIS OF THE LAND
--------------------------------------------------------------------------------

PROPERTY ANALYSIS

     DESCRIPTION AND ANALYSIS OF THE LAND

         PHYSICAL FEATURES
---------------------------------- ---------------------------------------------
LAND AREA                          5.228 acres or 227,732 square feet
---------------------------------- ---------------------------------------------
TOPOGRAPHY; DRAINAGE               Level; adequate
---------------------------------- ---------------------------------------------
ACCESS                             Shared curb cut from Bluegrass Parkway
--------------------------------------------------------------------------------
FLOOD PLAIN
================================================================================
COMMUNITY PANEL # 21111C0095-D, effective February 2, 1994.
FLOOD ZONE                         Zone X
FLOOD INSURANCE                    None
--------------------------------------------------------------------------------
ENVIRONMENTAL HAZARDS
================================================================================
Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.
--------------------------------------------------------------------------------
GROUND STABILITY
================================================================================
We were not furnished a soil analysis to review, but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.
--------------------------------------------------------------------------------

         LEGAL
--------------------------------------------------------------------------------
ZONING
================================================================================
DESIGNATION                        PEC Planned Employment Center
PERMITTED USES                     Office or light industrial
CONFORMANCE                        Based on our inspection, a review of the site
                                   plans and the current use of the site
                                   constitute a legally permissible use that
                                   conforms to the current zoning ordinance.
--------------------------------------------------------------------------------
EASEMENTS, ENCUMBRANCES, AND MORATORIA
================================================================================
We were not provided a current title report to review and are not aware of any easements, encroachments, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist.
--------------------------------------------------------------------------------
ENCROACHMENTS
================================================================================
We were not provided a survey. However, an inspection of the site revealed no apparent encroachment(s).
--------------------------------------------------------------------------------






--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 13

INTEGRA REALTY RESOURCES                    DESCRIPTION AND ANALYSIS OF THE LAND
--------------------------------------------------------------------------------

         UTILITIES
              All utilities are available to the site and adequately serve the existing improvements.





--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 14



INTEGRA REALTY RESOURCES                                        DESCRIPTION AND ANALYSIS OF THE LAND
------------------------------------------------------------------------------------------------------


         DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS Blankenbaker Business
         Center 1A is a single-tenant building.

         Exterior Description
------------------------------------------------------- ----------------------------------------------
NAME OF PROPERTY                                        Blankenbaker Business Center 1A
------------------------------------------------------- ----------------------------------------------
GENERAL PROPERTY TYPE                                   Office
------------------------------------------------------- ----------------------------------------------
SPECIFIC PROPERTY USE                                   Single-tenancy
------------------------------------------------------- ----------------------------------------------
BUILDING CLASS                                          B
------------------------------------------------------- ----------------------------------------------
SIZE
     GROSS BUILDING AREA (OFFICE)                       100,640 square feet
     BUILDING EFFICIENCY RATIO                          96%
     SOURCE OF SQUARE FOOTAGE                           Plans and physical inspection
         INFORMATION
------------------------------------------------------- ----------------------------------------------
NUMBER OF BUILDINGS                                     One
------------------------------------------------------- ----------------------------------------------
STORIES                                                 Two
------------------------------------------------------- ----------------------------------------------
CONFIGURATION                                           Rectangular with courtyard
------------------------------------------------------- ----------------------------------------------
CURRENT OCCUPANCY                                       100%
------------------------------------------------------- ----------------------------------------------
YEAR BUILT                                              1984
------------------------------------------------------- ----------------------------------------------
ESTIMATED EFFECTIVE AGE                                 17 years
------------------------------------------------------- ----------------------------------------------
ESTIMATED PHYSICAL LIFE                                 50 years
------------------------------------------------------- ----------------------------------------------
TYPE/QUALITY OF CONSTRUCTION                            Class B, Office average quality (per
                                                        Marshall Valuation Service)
------------------------------------------------------- ----------------------------------------------
FOUNDATION                                              Poured, reinforced
                                                        concrete footings slab
                                                        on grade.
------------------------------------------------------- ----------------------------------------------
STRUCTURAL FRAME                                        Steel and concrete block
------------------------------------------------------- ----------------------------------------------
EXTERIOR WALLS/WINDOWS                                  Glass; curtain masonry and concrete block.
------------------------------------------------------- ----------------------------------------------
ROOF                                                    Membrane, the roof
                                                        appears to be in average
                                                        condition with no
                                                        observation of major
                                                        leaks. Based on the pro
                                                        forma capital
                                                        expenditures the
                                                        subject's roof will be
                                                        replaced over the next
                                                        three to five years.
------------------------------------------------------- ----------------------------------------------





------------------------------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                                               PAGE 15



INTEGRA REALTY RESOURCES                                        DESCRIPTION AND ANALYSIS OF THE LAND
------------------------------------------------------------------------------------------------------

         INTERIOR DESCRIPTION
------------------------------ -----------------------------------------------------------------------
INTERIOR PARTITIONING          Typically drywall; firewalls, per
                               code, are constructed of steel or steel studs.
------------------------------ -----------------------------------------------------------------------
FLOOR                          PLATE LAYOUT Functional, primarily bull pin space
                               with executive offices in inner corridor.
------------------------------ -----------------------------------------------------------------------
ENTRANCE LOBBY                 2x2 granite  flooring
------------------------------ -----------------------------------------------------------------------
CEILING COVER                  Typically suspended acoustic ceiling panels.
------------------------------ -----------------------------------------------------------------------
WALL COVER                     Painted drywall and fabric with variations to tenant specifications.
------------------------------ -----------------------------------------------------------------------
FLOOR COVER                    Primarily commercial-grade carpet with some
                               vinyl, marble or granite tile and other
                               variations to tenant specifications.
------------------------------ -----------------------------------------------------------------------
LIGHTING                       Suspended and recessed fluorescent and
                               incandescent lighting to tenant specifications.
------------------------------ -----------------------------------------------------------------------
CONDITION                      Average
------------------------------ -----------------------------------------------------------------------

         EQUIPMENT AND MECHANICAL SYSTEMS
------------------------------ -----------------------------------------------------------------------
HVAC                           Package roof top cooling system
------------------------------ -----------------------------------------------------------------------
ELECTRICAL                     Tenants vary by size. 1,200 amps 277/480 3 wire 4-phase.
------------------------------ -----------------------------------------------------------------------
PLUMBING                       Common area restrooms on each floor with 6 to 8 fixtures each.
------------------------------ -----------------------------------------------------------------------
FIRE PROTECTION                Wet and dry sprinklers
------------------------------ -----------------------------------------------------------------------
ELEVATORS                      2 hydraulic elevators 50fpm
------------------------------ -----------------------------------------------------------------------
SECURITY SYSTEM                No detailed description was available.
------------------------------ -----------------------------------------------------------------------
CONDITION                      Mechanical systems are assumed in good condition.
------------------------------ -----------------------------------------------------------------------







------------------------------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                                               PAGE 16



INTEGRA REALTY RESOURCES                                        DESCRIPTION AND ANALYSIS OF THE LAND
------------------------------------------------------------------------------------------------------


         SITE IMPROVEMENTS
------------------------------------------------------------------------------------------------------
PARKING
======================================== =============================================================
    NUMBER OF SPACES                     Approximately 1,200 spaces
    SURFACE TYPE/CONDITION               Asphalt good condition.
    PARKING RATIO                        12.1 spaces per 1000 SF
    ADEQUACY                             Fair, Phase 1 has a deficit of 14
                                         parking spaces, however Phase 1 has not
                                         been adversely effected by the lack of
                                         parking.
---------------------------------------- -------------------------------------------------------------
LANDSCAPING
======================================================================================================
Average on concrete medians
------------------------------------------------------------------------------------------------------
DRAINAGE AND RETENTION
======================================================================================================
Adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in the parking lot areas and streets.
------------------------------------------------------------------------------------------------------

         IMPROVEMENTS ANALYSIS
------------------------------------ -----------------------------------------------------------------
CONDITION                            Average and typical for market
------------------------------------ -----------------------------------------------------------------
DEFERRED MAINTENANCE                 Minor deferred maintenance includes repair
                                     of exterior overhang on the east building
                                     of Blankenbaker Business Center 1A, minor
                                     exterior painting and exterior wall repair.
                                     As of the date of inspection, the lobby
                                     areas have been renovated to Class B+
                                     standards.
------------------------------------ -----------------------------------------------------------------
QUALITY OF CONSTRUCTION              The quality of construction
                                     is assumed to be average for the market.

------------------------------------ -----------------------------------------------------------------
FUNCTIONAL UTILITY                   Our inspection of the preliminary
                                     plans did not reveal any significant items
                                     of functional obsolescence.

------------------------------------ -----------------------------------------------------------------
ADA COMPLIANCE                       Assumed
------------------------------------ -----------------------------------------------------------------
ENVIRONMENTAL                        We are neither considered experts nor
                                     competent to assess environmental issues.
                                     Upon physical inspection of the site and
                                     improvements, no indication "to the
                                     untrained eye" of environmental hazard was
                                     found. Unless stated otherwise, we assume
                                     no hazardous conditions exist on or near
                                     the subject.
------------------------------------ -----------------------------------------------------------------




------------------------------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                                               PAGE 17


INTEGRA REALTY RESOURCES                                REAL ESTATE TAX ANALYSIS
--------------------------------------------------------------------------------

     REAL ESTATE TAX ANALYSIS
         For the current tax year, January 1, 2001 through December 31, 2001, the estimated real estate taxes for the subject are the assessed value of Blankenbaker Business Center 1A of $6,140,640, divided by $100, then multiplied by the composite rate of 1.12 for a total of $68,755. Based on our valuation of the subject, the assessor's market value for this assessment fiscal year is reasonable relative to the market comparable.





--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 18

INTEGRA REALTY RESOURCES                           HIGHEST AND BEST USE ANALYSES
--------------------------------------------------------------------------------

     HIGHEST AND BEST USE ANALYSES
         In the analysis of highest and best use as though vacant and the highest and best use as improved, we have considered the four criteria of legally permissible, physically possible, economically feasible, and maximally productive.

         Based on the neighborhood and market analysis, it is our conclusion that the highest and best use of the site as though vacant and improved is for an office.



--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 19

INTEGRA REALTY RESOURCES                                   VALUATION METHODOLOGY
--------------------------------------------------------------------------------


VALUATION ANALYSIS

     VALUATION METHODOLOGY
         The traditional methods of processing market data into a value indication include:

         -  Cost Approach;

         -  Sales Comparison Approach; and

         -  Income Capitalization Approach.

         The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties.

         The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

         The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

         We have updated one approach to value (income capitalization approaches) in the preparation of this report. The sales comparison approach has not been updated in the analysis because of the lack of additional comparable. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 20

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------

     INCOME CAPITALIZATION APPROACH

         INTRODUCTION
              The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The two generally accepted techniques used in this approach are direct capitalization and discounted cash flow (yield) analyses. In this analysis, we have used only the discounted cash flow method since investors for this property type are currently emphasizing this method.

         SUBJECT STATUS
              Blankenbaker Business Center 1A is currently leased to one tenant to an occupancy level of 100%. The base term is August 1994 to July 2005. The tenant has an option to renew; however, no commitment has been made by the tenant. Sykes had proposed construction of a campus in the Eastpointe Business Park. In 2001, plans for relocation had been placed on hold. For purposes of the appraisal, the tenant probability of renewal has been estimated at 60 percent.


         ANALYSIS OF INCOME

              ANALYSIS OF COMPARABLE RENTALS
                  To estimate market rent(s) for the subject, we surveyed brokers and property owners in the competing market area. Our survey consisted of asking and actual lease rates, terms, concessions, expense structure, and any other pertinent factors. Following is a summary chart of the comparable rentals.

-----------------------------------------------------------------------------------------------
                                 COMPARABLE RENTAL PROPERTIES
-----------------------------------------------------------------------------------------------
  NO.                   PROPERTY LOCATION                    NRA (SF)            RENT/SF
========= ============================================== ================= ====================
   1      Commonwealth Business Center II/11003               75,790              $9.50
          Bluegrass Parkway
--------- ---------------------------------------------- ----------------- --------------------
   2      11400 Decimal Drive                                 26,000          $10.50 office
                                                                             $4.75 warehouse
--------- ---------------------------------------------- ----------------- --------------------
   3      11003 Bluegrass Parkway                             90,370              $9.50
--------- ---------------------------------------------- ----------------- --------------------

                  We note that the contract rental rates of the subject are similar to the concluded market rental rate. In the analysis of the value of a leased fee estate, the contract rental rates establish income for the leased space, but the market rental rate dictates the potential rental income for current and future vacant space.





--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 21

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------

              PROJECTED BASE RENT
                  The potential gross rent of the subject for the 12 months subsequent to the effective date of this appraisal is estimated by multiplying the contract rental rates by the respective leased area and the market rental rate. The cash flow chart on a following page reflects the estimated income projections. The base rent for the subject is $9.50 per square foot. The historical experience provided by the property owner is shown on the following pages.

              VACANCY AND COLLECTION LOSS
                  This category represents both the rent loss caused by physical vacancy and credit loss projected for the subject. As indicated in the Office Market Analysis section of this report, the market area of the subject is currently experiencing a vacancy level of approximately 4% to 8%. Prior to the tenant rollover in FY2005, no vacancy factor has been subtracted.

              EXPENSE REIMBURSEMENTS
                  Expense reimbursements are typically generated from expense increases or expense recoveries paid by the tenant. Rent is adjusted for expenses based on the terms of the leases. For the next 12 months, the estimated expense reimbursement income for the subject is $187,948for Blankenbaker Business Center 1A. This estimate is calculated by a lease-by-lease analysis using ARGUS.




--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 22

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------

              PROJECTED EFFECTIVE GROSS INCOME (EGI)
                  Historically for the past two years the effective gross income for Blankenbaker Business Center 1A was $951,979 for 2000 and $935,979 partial year 2001. The projected effective gross income is estimated to be $942,748 for the 12 months following the effective date of the appraisal. The difference is due to the expense variation.


         ANALYSIS OF OPERATING EXPENSES
              Leases for office properties similar to the subject in this market are typically net basis, which means that the landlord is responsible for all base year operating expenses. The estimated expenses are for the 12 months following the effective date of the appraisal.

              In comparison to the historical experience, projected operating expenses are anticipated to be similar because the continued ongoing maintenance of the subject.


         NET OPERATING INCOME (NOI)
              The stabilized net operating income for the subject, calculated by deducting the projected operating expenses from the projected effective gross income, is $754,718.


         DIRECT CAPITALIZATION ANALYSIS

              CAPITALIZATION RATE ANALYSIS
                  Several methods are available for estimating a capitalization rate to apply to the stabilized net operating income for the subject. These methods include national surveys, band of investment, and comparable sales. Reconciling the aforementioned methods of estimating the overall rate, we have selected a going in capitalization rate of 9.0%.




--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 23

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------

         DISCOUNTED CASH FLOW ANALYSIS

              CASH FLOW PROJECTION
                  Our projection of periodic cash flow is generated in ARGUS, a software program specifically designed for cash flow analysis. A reversion capitalization rate is used to derive an estimate of the reversion. The discount rate and capitalization rates are derived from surveys of investor requirements and alternate investment opportunities.

                  In projecting income and expenses, we have considered the typical attitude of informed investors concerning market trends. Furthermore, the projected income and expenses are likely to prove to be higher or lower than the actual operating experience of the property in the future. Our projections reflect current market conditions and our perspective as of the effective date of this appraisal, December 31, 2001. The risk inherent in the projected assumptions is reflected in the discount (yield) rate applied to cash flow.

                  Another step in the discounted cash flow analysis is to estimate the value of the reversion at the conclusion of the projection period. The selected method in this analysis is direct capitalization of the projected net operating income in the 11th year of the cash flow projection. Based on our analysis, we have estimated the overall rate for the reversion to be 9.5%, 30 basis points higher than the going-in overall capitalization rate. Applying this reversion rate to the net operating income of the residual year (Year 11) results in a reversion value estimate.

              DISCOUNT RATE ANALYSIS
                  We have considered trends in interest rates, and national, regional and local surveys in order to estimate an appropriate discount rate (i.e.; yield rate, internal rate of return -
                  IRR) for the subject. Alternative yield rates, based on long-term treasury and corporate bonds, have trended downward in the past year. The 10-year treasury bond is currently yielding 4.6% (as of December 2001), and the corporate (Bbb) bonds are yielding 10.1% (as of December 2001). Corporate bonds have a higher return than U.S. Treasury Bonds and a lower rate of return than real estate requires. The differential is based upon investor expectations and requirements for the types of investments. Risk and liquidity are the principal driving factors. After an analysis of alternative yields in current investor criteria, we have selected a discount rate of 10.5% to 11%.


         VALUE INDICATION - INCOME CAPITALIZATION APPROACH
              Our analysis in the income capitalization approach has resulted in the following value indications.

                                DISCOUNTED CASH FLOW           $6,900,000


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 24

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------


Software  : ARGUS  Ver. 9.0.00                    BLANKENBAKER BUSINESS CNTR 1A                                      Date : 3/5/02
File      : BBC1A                                     11405 BLUEGRASS PKY                                           Time : 13:06
Property Type : Office/Industrial                  LOUISVILLE, KENTUCKY 40223                                       Ref# : ABN
Portfolio     : CHAMAN & BELL RUN 3                                                                                      Page : 1
                                                  SCHEDULE OF PROSPECTIVE CASH
                                        FLOW In Inflated Dollars for the Fiscal
                                        Year Beginning 1/1/2002


                                  Year  1    Year  2    Year  3   Year  4    Year  5     Year  6    Year  7    Year  8    Year  9
For the Years Ending              Dec-2002   Dec-2003   Dec-2004  Dec-2005   Dec-2006    Dec-2007   Dec-2008   Dec-2009   Dec-2010
                                 ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
POTENTIAL GROSS REVENUE
Base Rental Revenue                 754800     754800     754800     931618    1042722    1097640    1107051    1107051    1107051
Absorption & Turnover Vacancy            0          0          0    -468255    -581456    -105910         0          0          0
                                 ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Scheduled Base Rental Revenue       754800     754800     754800     463363     461266     991730    1107051    1107051    1107051

Expense Reimbursement Revenue

INSURANCE                             5450       5614       5782       3598       2557       5661       6508       6704       6904
PROPERTY TAXES                       54000      55620      57289      35650      25323      56080      64480      66413      68405
MAINTENANCE FEE                       1200       1236       1273        792        563       1247       1432       1476       1520
WATER - IRRIGATION                     800        824        849        528        375        831        956        984       1012
BUILDING RENOVATIONS                  7200       7416       7638       4753       3377       7478       8596       8856       9120
LANDSCAPING                           7200       7416       7638       4753       3377       7478       8596       8856       9120
TRASH REMOVAL                         6000       6180       6365       3962       2814       6231       7164       7380       7600
WINDOW CLEANING                       2500       2575       2652       1651       1172       2598       2984       3076       3168
MISCELLANEOUS - GENERAL BUILDI         125        129        133         83         59        129        148        152        160
INTER MAINT. SALARIES, TAXES &        5850       6026       6206       3862       2743       6074       6984       7196       7412
HEATING & A/C                         1220       1257       1294        806        572       1268       1456       1500       1544
ELECTRICAL                             500        515        530        330        235        520        596        616        632
GROUNDS MAINTENANCE                  16800      17304      17823      11091       7878      17447      20060      20661      21281
GRNDS MAINT. SALARIES, TAXES &        7000       7210       7426       4621       3283       7270       8360       8608       8868
GENERAL BUILDING REPAIRS              1000       1030       1061        660        468       1039       1196       1228       1268
WALKS & PARKING LOTS                   800        824        849        528        375        831        956        984       1012
ROOF REPAIRS                          2200       2266       2334       1452       1032       2286       2628       2704       2788
SNOW REMOVAL                          5250       5408       5570       3466       2462       5454       6268       6456       6652
LIGHT BULBS                            800        824        849        528        375        831        956        984       1012
MAINTENANCE SUPPLIES                  1000       1030       1061        660        468       1039       1196       1228       1268
MISCELLANEOUS - REPAIRS & MAIN        1000       1030       1061        660        468       1039       1196       1228       1268
MANAGEMENT FEE                       56553      56805      57064      19951          0          0          0          0          0
SALARIES                              3500       3605       3713       2311       1641       3634       4180       4304       4432
                                 ---------   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Reimbursement Revenue         187948     192144     196460     106696      61617     136465     156896     161594     166446

                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL POTENTIAL GROSS REVENUE       942748     946944     951260     570059     522883    1128195    1263947    1268645    1273497
General Vacancy                          0          0          0          0          0          0     -50558     -50746     -50940
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
EFFECTIVE GROSS REVENUE             942748     946944     951260     570059     522883    1128195    1213389    1217899    1222557
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                   Year 10    Year 11
For the Years Ending               Dec-2011   Dec-2012
                                   --------   --------
POTENTIAL GROSS REVENUE
Base Rental Revenue                 1107051    1107051
Absorption & Turnover Vacancy            0          0
                                  ---------  ---------
Scheduled Base Rental Revenue       1107051    1107051

Expense Reimbursement Revenue

INSURANCE                              7112       7324
PROPERTY TAXES                        70457      72573
MAINTENANCE FEE                        1564       1612
WATER - IRRIGATION                     1044       1076
BUILDING RENOVATIONS                   9396       9676
LANDSCAPING                            9396       9676
TRASH REMOVAL                          7828       8064
WINDOW CLEANING                        3261       3360
MISCELLANEOUS - GENERAL BUILDI          164        168
INTER MAINT. SALARIES, TAXES &         7632       7861
HEATING & A/C                          1592       1640
ELECTRICAL                              652        672
GROUNDS MAINTENANCE                   21920      22577
GRNDS MAINT. SALARIES, TAXES &         9132       9408
GENERAL BUILDING REPAIRS               1304       1344
WALKS & PARKING LOTS                   1044       1076
ROOF REPAIRS                           2872       2956
SNOW REMOVAL                           6852       7056
LIGHT BULBS                            1044       1076
MAINTENANCE SUPPLIES                   1304       1344
MISCELLANEOUS - REPAIRS & MAIN         1304       1344
MANAGEMENT FEE                            0          0
SALARIES                               4568       4704
                                  ---------  ---------
Total Reimbursement Revenue          171442     176587

                                  ---------  ---------
TOTAL POTENTIAL GROSS REVENUE       1278493    1283638
General Vacancy                      -51140     -51346
                                  ---------  ---------
EFFECTIVE GROSS REVENUE             1227353    1232292
                                  ---------  ---------


                            (continued on next page)

--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 25

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------


Software   : ARGUS  Ver. 9.0.00                         BLANKENBAKER BUSINESS CNTR 1A                                Date : 3/5/02
File       : BBC1A                                           11405 BLUEGRASS PKY                                     Time : 13:06
Property Type : Office/Industrial                        LOUISVILLE, KENTUCKY 40223                                  Ref# : ABN
Portfolio     : CHAMAN & BELL RUN 3                                                                                  Page : 2
                                                        SCHEDULE OF PROSPECTIVE
                                            CASH FLOW In Inflated Dollars for
                                            the Fiscal Year Beginning 1/1/2002
                                                          (continued from previous page)


                                   Year  1   Year  2    Year  3    Year  4    Year  5     Year  6    Year  7    Year  8    Year  9
For the Years Ending              Dec-2002   Dec-2003   Dec-2004   Dec-2005   Dec-2006   Dec-2007   Dec-2008   Dec-2009   Dec-2010
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING EXPENSES
INSURANCE                             5450       5614       5782       5955       6134       6318       6508       6703       6904
PROPERTY TAXES                       54000      55620      57289      59007      60777      62601      64479      66413      68406
MAINTENANCE FEE                       1200       1236       1273       1311       1351       1391       1433       1476       1520
WATER - IRRIGATION                     800        824        849        874        900        927        955        984       1013
BUILDING RENOVATIONS                  7200       7416       7638       7868       8104       8347       8597       8855       9121
LANDSCAPING                           7200       7416       7638       7868       8104       8347       8597       8855       9121
TRASH REMOVAL                         6000       6180       6365       6556       6753       6956       7164       7379       7601
WINDOW CLEANING                       2500       2575       2652       2732       2814       2898       2985       3075       3167
MISCELLANEOUS - GENERAL BUILDI         125        129        133        137        141        145        149        154        158
INTER MAINT. SALARIES, TAXES &        5850       6026       6206       6392       6584       6782       6985       7195       7411
HEATING & A/C                         1220       1257       1294       1333       1373       1414       1457       1500       1545
ELECTRICAL                             500        515        530        546        563        580        597        615        633
GROUNDS MAINTENANCE                  16800      17304      17823      18358      18909      19476      20060      20662      21282
GRNDS MAINT. SALARIES, TAXES &        7000       7210       7426       7649       7879       8115       8358       8609       8867
GENERAL BUILDING REPAIRS              1000       1030       1061       1093       1126       1159       1194       1230       1267
WALKS & PARKING LOTS                   800        824        849        874        900        927        955        984       1013
ROOF REPAIRS                          2200       2266       2334       2404       2476       2550       2627       2706       2787
SNOW REMOVAL                          5250       5408       5570       5737       5909       6086       6269       6457       6651
LIGHT BULBS                            800        824        849        874        900        927        955        984       1013
MAINTENANCE SUPPLIES                  1000       1030       1061       1093       1126       1159       1194       1230       1267
MISCELLANEOUS - REPAIRS & MAIN        1000       1030       1061       1093       1126       1159       1194       1230       1267
MANAGEMENT FEE                       56565      56817      57076      34204      31373      67692      72803      73074      73353
SALARIES                              3500       3605       3713       3825       3939       4057       4179       4305       4434
MISC. OFFICE EXPENSES                   70         72         74         76         79         81         84         86         89
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL OPERATING EXPENSES            188030     192228     196546     177859     179340     220094     229778     234761     239890
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
NET OPERATING INCOME                754718     754716     754714     392200     343543     908101     983611     983138     982667
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
LEASING & CAPITAL COSTS
Tenant Improvements                      0          0          0     377400     754800     377415          0          0          0
Leasing Commissions                      0          0          0      83028     166056      83031          0          0          0
ASPHALT REPLACEMENT                      0          0          0      40000          0          0          0          0          0
ROOF REPLACEMENT                         0          0          0          0          0          0          0      48000          0
HVAC                                     0          0       5000       5000       5000       5000       5000       5000       5000
EXTERIOR RENOVATION                      0          0          0          0          0          0     350000          0          0
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL LEASING & CAPITAL COSTS            0          0       5000     505428     925856     465446     355000      53000       5000
                                 ---------  ---------  ---------   --------  ---------  ---------  ---------  ---------  ---------
CASH FLOW BEFORE DEBT SERVICE       754718     754716     749714    -113228    -582313     442655     628611     930138     977667
  & INCOME TAX                   =========  ==========  =========  =========  ========  =========  =========  =========  =========



                                   Year 10    Year 11
For the Years Ending              Dec-2011   Dec-2012
                                 ---------  ---------
OPERATING EXPENSES
INSURANCE                             7111       7324
PROPERTY TAXES                       70458      72571
MAINTENANCE FEE                       1566       1613
WATER - IRRIGATION                    1044       1075
BUILDING RENOVATIONS                  9394       9676
LANDSCAPING                           9394       9676
TRASH REMOVAL                         7829       8063
WINDOW CLEANING                       3262       3360
MISCELLANEOUS - GENERAL BUILDI         163        168
INTER MAINT. SALARIES, TAXES &        7633       7862
HEATING & A/C                         1592       1640
ELECTRICAL                             652        672
GROUNDS MAINTENANCE                  21920      22578
GRNDS MAINT. SALARIES, TAXES &        9133       9407
GENERAL BUILDING REPAIRS              1305       1344
WALKS & PARKING LOTS                  1044       1075
ROOF REPAIRS                          2871       2957
SNOW REMOVAL                          6850       7056
LIGHT BULBS                           1044       1075
MAINTENANCE SUPPLIES                  1305       1344
MISCELLANEOUS - REPAIRS & MAIN        1305       1344
MANAGEMENT FEE                       73641      73938
SALARIES                              4567       4704
MISC. OFFICE EXPENSES                   91         94
                                 ---------  ---------
TOTAL OPERATING EXPENSES            245174     250616
                                 ---------  ---------
NET OPERATING INCOME                982179     981676
                                 ---------  ---------
LEASING & CAPITAL COSTS
Tenant Improvements                      0          0
Leasing Commissions                      0          0
ASPHALT REPLACEMENT                      0          0
ROOF REPLACEMENT                         0          0
HVAC                                  5000          0
EXTERIOR RENOVATION                      0          0
                                 ---------  ---------
TOTAL LEASING & CAPITAL COSTS         5000          0
                                 ---------  ---------
CASH FLOW BEFORE DEBT SERVICE       977179     981676
  & INCOME TAX                   =========  ==========


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 26

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------


Software   : ARGUS  Ver. 9.0.00                 BLANKENBAKER BUSINESS CNTR 1A                                         Date : 3/5/02
File       : BBC1A                                11405 BLUEGRASS PKY                                                Time : 13:06
Property Type : Office/Industrial                LOUISVILLE, KENTUCKY 40223                                            Ref# : ABN
Portfolio     : CHAMAN & BELL RUN 3                                                                                        Page : 3
                                                  PROSPECTIVE PROPERTY RESALE


                                  Year  1    Year  2    Year  3    Year  4    Year  5    Year  6    Year  7    Year  8   Year  9
For the Years Ending             Dec-2002   Dec-2003   Dec-2004   Dec-2005   Dec-2006   Dec-2007   Dec-2008   Dec-2009  Dec-2010
                                 --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  --------
RESALE AMOUNT
  Gross Proceeds from Sale        7944379    7944358    4128421    3616242    9558958   10353800   10348821   10343863  10338726
  Commissions & Other Costs       -158888    -158887     -82568     -72325    -191179    -207076    -206976    -206877   -206775
                                  -------    -------    -------    -------    -------   --------   --------   --------  --------
NET PROCEEDS FROM SALE            7785491    7785471    4045853    3543917    9367779   10146724   10141845   10136986  10131951
                                  =======    =======    =======    =======    =======   ========   ========   ========  ========

                                   Year 10
For the Years Ending              Dec-2011
                                 ---------
RESALE AMOUNT
  Gross Proceeds from Sale        10333432
  Commissions & Other Costs        -206669
                                  --------
NET PROCEEDS FROM SALE            10126763
                                  ========

--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 27

INTEGRA REALTY RESOURCES                          INCOME CAPITALIZATION APPROACH
--------------------------------------------------------------------------------


Software      : ARGUS  Ver. 9.0.00                      BLANKENBAKER BUSINESS CNTR 1A                                Date : 3/5/02
File          : BBC1A                                       11405 BLUEGRASS PKY                                     Time : 13:06
Property Type : Office/Industrial                        LOUISVILLE, KENTUCKY 40223                                 Ref# : ABN
Portfolio     : CHAMAN & BELL RUN 3                                                                                 Page : 4
                                                                   PROSPECTIVE PRESENT VALUE
                                                       Cash Flow Before Debt Service plus Property Resale
                                           Discounted Annually (Endpoint on Cash Flow & Resale) over a 10-Year Period


                  For the                   P.V. of    P.V. of     P.V. of     P.V. of
Analysis          Year         Annual    Cash Flow  Cash Flow   Cash Flow   Cash Flow
 Period           Ending       Cash Flow  @  9.50%   @ 10.00%    @ 10.50%    @ 11.00%
--------          --------      --------- ---------  ---------  ---------  ---------

Year  1           Dec-2002       754718     689240     686107     683003     679926
Year  2           Dec-2003       754716     629442     623733     618100     612545
Year  3           Dec-2004       749714     571022     563271     555660     548184
Year  4           Dec-2005      -113228     -78758     -77337     -75946     -74587
Year  5           Dec-2006      -582313    -369902    -361570    -353464    -345574
Year  6           Dec-2007       442655     256792     249867     243160     236661
Year  7           Dec-2008       628611     333030     322577     312497     302776
Year  8           Dec-2009       930138     450022     433916     418455     403612
Year  9           Dec-2010       977667     431981     414626     398043     382194
Year  10          Dec-2011       977179     394305     376745     360041     344147
                               --------    -------    -------   --------    -------
Total Cash Flow                 5519857    3307174    3231935   3159549     3089884
Property Resale @ 9.50% Cap    10126763    4086293    3904306   3731194     3566489
                                           -------    -------   --------    -------
Total Property Present Value               7393467    7136241   6890743     6656373
                                           =======    =======   =======     =======

Rounded to Thousands                       7393000    7136000   6891000     6656000
                                           =======    =======   =======     =======

Per SqFt                                     73.46      70.91     68.47       66.14

PERCENTAGE VALUE DISTRIBUTION

Assured Income                             29.6331    30.3928    31.1614    31.9387
Prospective Income                         15.1000    14.9000    14.6900    14.4800
Prospective Property Resale                55.2690    54.7110    54.1479    53.5801
                                           =======    =======    =======    =======
                                          100.0000   100.0000   100.0000   100.0000


--------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                          PAGE 28

INTEGRA REALTY RESOURCES                                                          INCOME CAPITALIZATION APPROACH
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                               DISCOUNTED CASH FLOW ASSUMPTIONS AND PROJECTIONS
===================================================================== ==========================================
YEAR ONE                                                              1/02 - 12/02
--------------------------------------------------------------------- ------------------------------------------
PROJECTION PERIOD                                                     10 years
--------------------------------------------------------------------- ------------------------------------------
INCOME
================================================================================================================
     OCCUPANCY                                                        100%
                                                                      After 2005  5% vacancy
--------------------------------------------------------------------- ------------------------------------------
     MARKET RENTAL RATE                                               $9.50 per square foot
                                                                      ------------------------------------------
                                                                      Growth Rate  2%
--------------------------------------------------------------------- ------------------------------------------
     TYPICAL LEASE TERM                                               48 Months
----------------------------------------------------------------------------------------------------------------
VACANCY
===================================================================== ==========================================
     RENEWAL PROBABILITY                                              70%
--------------------------------------------------------------------- ------------------------------------------
     GENERAL VACANCY AND COLLECTION LOSS                              10%
----------------------------------------------------------------------------------------------------------------
EXPENSES
================================================================================================================
     OPERATING EXPENSES (YEAR 1)                                      $1.82/SF GBA

--------------------------------------------------------------------- ------------------------------------------
     OPERATING EXPENSE ESCALATION RATES                               Taxes  2.5%
                                                                      ------------------------------------------
                                                                      All Other Expenses  2.5%
                                                                      ------------------------------------------
                                                                      Management Fee 5% of EGI
--------------------------------------------------------------------- ------------------------------------------
     LEASING COMMISSIONS                                              New Tenants 3.0%
                                                                      ------------------------------------------
                                                                      Renewing Tenants 0.5%
--------------------------------------------------------------------- ------------------------------------------
     TENANT IMPROVEMENT ALLOWANCE                                     New Tenants  $4.00/sf
                                                                      ------------------------------------------
                                                                      Renewing Tenants  $4.00/sf
--------------------------------------------------------------------- ------------------------------------------
     ESCALATION OF REFURBISHMENT COSTS                                2.5%
--------------------------------------------------------------------- ------------------------------------------
REVERSION
================================================================================================================
     REVERSION YEAR                                                   Year 10
--------------------------------------------------------------------- ------------------------------------------
     REVERSION CAPITALIZATION RATE                                    9.5%
--------------------------------------------------------------------- ------------------------------------------
     REVERSION SELLING EXPENSES                                       2%
--------------------------------------------------------------------- ------------------------------------------
     DISCOUNT RATE                                                    10.5%
--------------------------------------------------------------------- ------------------------------------------
     VALUE CONCLUSION (ROUNDED)                                       $6,900,000
--------------------------------------------------------------------- ------------------------------------------




----------------------------------------------------------------------------------------------------------------
BLANKENBAKER BUSINESS CENTER 1A                                                                          PAGE 29

INTEGRA REALTY RESOURCES                                          RECONCILIATION
--------------------------------------------------------------------------------


     RECONCILIATION
         Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.


                         COST APPROACH                     NOT APPLICABLE
                         SALES COMPARISON APPROACH             $6,500,000
                                                           PREVIOUS VALUE
                         INCOME CAPITALIZATION APPROACH        $6,900,000

         The cost approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1984 and exhibits significant accrued depreciation. Finally, purchasers of investment properties such as the subject do not typically rely upon the cost approach. Accordingly, this approach is not relied upon in this analysis.

         The sales comparison approach is most reliable in an active market when a number of similar properties have recently sold. Because of differences in the various elements of comparison, significant adjustments are required for many of the sales. This detracted from the reliability of this approach and it is used primarily as support for the income capitalization approach.

         The income capitalization approach is often given primary reliance when evaluating investment properties. The value derived in the income capitalization approach is supported by a relatively large quantity of market data regarding rental rates, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the income capitalization approach is given the greatest weight in this analysis.

         The two indications from the income capitalization and sales comparison approach fall within a relatively narrow range.

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the market value of the leased fee estate of the subject, as of December 31, 2001, is

                   SIX MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($6,800,000).

INTEGRA REALTY RESOURCES                                          RECONCILIATION
--------------------------------------------------------------------------------


The preceding value conclusion is subject to the following extraordinary assumptions and limiting conditions.


1. Financing is available to a credit-worthy purchaser for the subject property.

2.   The subject property is environmentally clean.

3. At the client's request, a market study was not performed. A review of the current market trends was made and is discussed within the highest and best use and in Integra Realty Resources Kentucky-Southern Indiana's opinion meets the market study USPAP requirement.

4. For purpose of the appraisal, the physical and economic conditions observed at the time of the inspection of December 9, 2001 will be the basis of the valuation and assumed to be reflective as of the December 31, 2001 effective date.